Filed Pursuant to Rules 424(b)(3) and 424(c)
                                   Registration No. 333-43988


  TENTH PROSPECTUS SUPPLEMENT DATED FEBRUARY 13, 2001
       (to prospectus dated September 12, 2000)

                     $551,450,000

                        KOHL'S

Liquid Yield OptionTM Notes (Zero Coupon - Subordinated)
                       due 2020
                          and
The Common Stock Issuable Upon Conversion of the LYONs


              SELLING SECURITYHOLDERS(6)

     The following represents updated information regarding the selling securityholders listed on the table on pages 26-34 of the prospectus dated
September 12, 2000.

                                                      Number of
                    Principal Amount at               Shares of
                     Maturity of LYONs  Percentage  Common Stock Percentage of
                    Beneficially Owned   of LYONs    That May Be  Common Stock
 Name and Address    That May Be Sold   Outstanding    Sold(1)   Outstanding(2)

Merrill Lynch         $ 19,182,000(7)      3.48%       137,266      *
Pierce Fenner
& Smith Inc.(5)
 101 Hudson Street
 Jersey City, NJ
 07302-3997

UBS Warburg LLC       $  2,060,000(8)      *            14,741      *
 677 Washington Blvd.
 Stamford, CT  06901

*Less than 1%.

(1) Assumes conversion of all of the holder's LYONs at a conversion rate of 7.156 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 329,669,427 shares of common stock outstanding as of May 26, 2000. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's LYONs.
    However, we did not assume the conversion of any other holder's LYONs.

(5) Merrill Lynch Pierce Fenner & Smith Inc. was the initial purchaser of the LYONs issued in a private placement by Kohl's in June 2000 and from time to time may act in a financial investment advisory capacity to Kohl's.

(6) Total principal amount of selling securityholders listed is more than $551,450,000 because certain of the selling securityholders may have transferred
    LYONs pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this Registration Statement. The maximum principal amount of LYONs that may be sold under this prospectus will not exceed $551,450,000.

(7) As of the date of this supplement, $19,087,000 of the $19,182,000 principal amount has been sold.

(8) As of the date of this supplement, $25,000 of the $2,060,000 principal amount has been sold.